Exhibit 10.08(b)
The Bon-Ton Stores, Inc. Supplemental Executive Retirement Plan
AMENDMENT NO. 1
Effective as of January 1, 2009
     WHEREAS, The Bon-Ton Stores, Inc, a Pennsylvania corporation (the “Company”), maintains The Bon-Ton Stores, Inc. Supplemental Executive Retirement Plan (the “Plan”); and
     WHEREAS, the Company desires to incorporate into the plan document certain modifications intended to comply with changes in federal income tax laws; and
     WHEREAS, pursuant to the provisions of Article 6 of the Plan, the Company has retained the right to amend or terminate the Plan by action of the Board of Directors of the Company;
     NOW, THEREFORE, effective as of the date hereof (or as otherwise specified hereinafter), the Plan is hereby amended as follows:
     1. A new Article 8, relating to compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) is hereby added to the Plan, to read:
     “Article 8. Compliance with Code Section 409A.
     8.1 General. Notwithstanding anything herein to the contrary, distribution of Participants’ Benefits under the Plan shall be made in a manner and at such times as comply with all applicable provisions of Code Section 409A, as in effect from time to time, including, for these purposes, applicable effective date rules for such Code section, applicable transitional rules and guidance issued by the Secretary of the Treasury or the Internal Revenue Service, and proposed and final Treasury Regulations promulgated pursuant to Code Section 409A. The intent of this Article 8 is to bring the Plan into compliance with the requirements of Code Section 409A so that no Participant should be subject to any tax liability or penalty pursuant to Code Section 409A as a result of any failure to comply with all of the requirements of such Code Section. This Article 8. shall be interpreted in light of, and consistent with, such requirements. This Article 8, and the following rules, shall apply only to a 409A Benefit (as hereinafter defined) under the Plan, but only to the extent required in order to avoid taxation of, or interest penalties on, an affected Participant under Code Section 409A. To the extent, therefore, that a determination is made that all or a portion of a

Participant’s particular benefit is not a 409A Benefit, the modifications to the Plan by this Article 8 shall not be applicable. It is also intended that no modification to the Plan by reason of this Article 8 be considered to constitute a “material modification” of the Plan (as defined in Section 885(d) of the American Jobs Creation Act of 2004). A “409A Benefit” shall be any portion of a Participant’s benefit payable under the Plan that is subject to Code Section 409A and shall not include any portion of a Participant’s benefit having become vested prior to January 1, 2005 or that, for any other reason, is not otherwise subject to Code Section 409A.
     8.2. Payment on termination of Employment. If a Participant’s termination of employment requires the payment of a 409A Benefit, such payment may not be made unless the termination of employment is a Separation From Service (as defined in Section 8.3). If a Participant’s termination of employment is not a Separation From Service, the payment of the 409A Benefit shall be made when the Participant experiences a Separation From Service or when the Participant is entitled to a payment for a reason other than a Separation From Service, whichever is first.
     8.3 Six Month Waiting Period. In the event any Participant is considered, for purposes of Code Section 409A, to be a Specified Employee (as hereinafter defined) as of the date such Participant terminates his or her employment with the Company, and such Participant is entitled to receive a 409A Benefit hereunder by reason of such termination of employment, then no 409A Benefit shall be distributed to any such Participant by reason of such Participant’s termination of employment until the date that is six months following the date of the Participant’s termination of employment. For purposes of this Article 8, the references to termination of employment shall carry the same meaning as the term Separation From Service (as hereinafter defined). To the extent any payment is delayed by reason of this Article 8, the payment shall be increased by an amount equal to the amount that such payment would have earned had it been invested in an interest bearing account providing interest at the prime rate, as published in the Wall Street Journal or other comparable publication. For purposes of the Plan, the term Specified Employee shall mean any employee who is a “specified employee” as that term is defined in Treasury Regulation Section 1.409A-1(i). For purposes of the Plan, the term Separation From Service shall mean any termination of employment that is properly characterized as a “separation from service” as that term is defined in Treasury Regulation Section 1.409A-1(h).”
     8.3 Lump Sum Distributions: Notwithstanding anything herein to the contrary, the Board’s discretion to award a lump sum payment of any benefit under the Plan as described in Section 4.2 shall not apply to any 409A Benefit available under the Plan.
     2. In all other respects the Plan is hereby ratified and confirmed.

     IN WITNESS WHEREOF, the Board of Directors of the Company has caused this Amendment No. 1 to the Plan to be executed this       day of                     , 2008.

By: